TECNOGLASS reports Record fourth QUARTER and full year 2016

RESULTS

- Total Revenues Up 26% to a Record $305.0 Million for Full Year 2016 -

- Net Income Increased to $23.2 Million for Full Year 2016 -

- Adjusted EBITDA1 Grew 26.1% to a Record $72.0 Million for Full Year 2016 -

- Backlog Expands 6% Year-over-Year to $396 Million -

Fourth Quarter 2016 Highlights as Compared to Fourth Quarter 2015

●	Total revenues increased 21.1% to $80.3 million; up 20.6% on a constant currency basis

●	Net income increased to $2.9 million

●	Adjusted EBITDA[1] grew 36.7% to $19.3 million

●	Completed acquisition of E.S. Windows, LLC (“ESWindows”), the largest importer and reseller of Tecnoglass products in the United States

●	After the quarter end, acquired Giovanni Monti and Partners Consulting and Glazing Contractors, Inc. (“GM&P”), a Florida-based commercial consulting, glazing and engineering company, specializing in windows and doors for commercial contractors

●	After the quarter end, issued $210 million of 5-year senior unsecured notes at a fixed rate of 8.20% and repaid approximately $185 million of outstanding indebtedness, which reduced the Company’s average cost of borrowing by 70 basis points and eliminated capital amortization payments formerly associated with prior lines of credit which were repaid in full

BARRANQUILLA, Colombia – March 10, 2017 - Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, today reported financial results for the fourth quarter and full year ended December 31, 2016

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “2016 was a transformative year for our Company, in which we grew total revenues to a record $305 million, commenced a $0.50 annualized dividend, completed our warrant exchange offer, strengthened our financial reporting and acquired our largest importer in the US on very favorable terms to Tecnoglass. We believe these collective actions, among others, have significantly improved our alignment with shareholders and reinforced our commitment to driving additional value through our local leadership positions to produce outpaced market growth on our highly efficient, low-cost operations.”

José Manuel Daes continued, “Overall commercial construction activity was strong throughout the quarter resulting in a healthy backlog at year end up 6% to $396 million, and up 28% to $479 million on a pro forma basis including the GM&P acquisition. Fourth quarter revenues up 20.6% year-over-year were stronger than expected, driven by a significant increase in demand for glass curtains and walls in our US markets. As a result of this robust demand, we were very pleased to grow adjusted EBITDA by an even more impressive 36.7% in the fourth quarter. As we move forward into 2017, we are well-situated to deliver another year of double-digit growth in sales and Adjusted EBITDA while investing prudently to generate attractive returns.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “Since the beginning of 2016, we have taken significant steps to diversify our business, strengthen our vertical integration and improve our capital structure. During 2016, we increased sales by 31% in the US by winning new customers, entering new markets and introducing new cutting edge products. As a result, we sourced a higher mix of total revenues from the US, and increasingly from markets beyond South Florida. This growth opportunity remains immense and is further reinforced by our expectation for strong US-Colombia free trade relations to persist, especially given the large ongoing trade deficit on the Colombian side. To that end, our acquisition of GM&P in March 2017 marked our second acquisition in the US since December, which augmented our vertically integrated operations, enhanced our distribution capabilities, and provided us with a unique opportunity to directly install value-add products in select projects. We are confident in the trajectory of our business and look forward to executing on our multi-year project pipeline while actively pursuing additional opportunities to grow our business in all markets.”

Fourth Quarter 2016 Results

Effective with fourth quarter results, the Company’s full year 2016 and 2015 financial results have been retroactively adjusted for the ESWindows acquisition, completed under the common control method under U.S. GAAP, as though the acquisition was completed on January 1, 2015.

Total revenues for the fourth quarter 2016 increased 21.1% to $80.3 million compared to $66.3 million in the prior year quarter. Total revenues increased 20.6% on a constant currency basis, excluding a $0.4 million benefit from favorable foreign currency in Peso denominated sales in the fourth quarter 2016. US revenues rose 49.4% to $51.2 million compared to $34.3 million in the prior year quarter. Colombia revenues, a majority of which are represented by long-term contracts priced in Colombian Pesos (COP), increased 2.4% on a local currency basis in the fourth quarter 2016. The favorable foreign currency impact this quarter resulted in reported Colombia revenues up 4.0% to $25.4 million compared to the prior year quarter.

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Gross profit was $28.7 million, compared to $23.6 million in the prior year quarter, each representing a 35.7% gross margin. Operating expenses were $19.6 million compared to $13.2 million in the prior year quarter. As a percent of total revenue, operating expenses were 24.4% compared to 19.9% in the prior year quarter. The increase in the fourth quarter 2016 was mainly attributable to $4.5 million of one-time expenses, including a write-off of unbilled receivables of $3.2 million related to a partial change in scope of a certain project, with the remainder attributable to a one-time write-off in accounts receivable, and professional and consulting fees associated with the ESWindows acquisition. Excluding these one-time items, operating expenses would have been $15.0 million, or 18.7% as a percentage of total revenues. Operating income was $9.1 million compared to $10.4 million in the prior year quarter.

Net income gain was $2.9 million, or a $0.09 per diluted share, compared to a net loss of $2.0 million, or a $0.07 loss per diluted share in the prior year quarter. Adjusted net income1, excluding the impact of warrants and earn-out shares as reconciled in the table below, was $4.9 million, or $0.15 per diluted share, compared to $2.1 million, or $0.08 per diluted share, in the prior year quarter. This difference in adjusted net income1 was primarily due to higher interest expense associated with the incremental borrowings to support the Company´s completion of its growth capex phase.

Adjusted EBITDA1 increased 36.7% to $19.3 million compared to $14.1 million in the prior year quarter. Adjusted EBITDA1 excludes the impact of warrants, earn-out shares and foreign exchange gains and losses as reconciled in the table below.

Full Year 2016 Results

Total revenues for the full year 2016 increased 25.9% to $305.0 million compared to $242.2 million in the prior year. Total revenues increased 30.5% on a constant currency basis, excluding an $11.1 million impact from unfavorable foreign currency translation in Peso denominated sales in the full year 2016.

Operating income grew to $47.8 million compared to $39.6 million in the prior year. Net income was $23.2 million, or a $0.77 per diluted share, compared to a net loss of $11.0 million, or a $0.42 loss per diluted share in the prior year. Adjusted net income1 was $21.1million, or $0.70 per diluted share, compared to $24.7 million, or $0.94 per diluted share, in the prior year. Adjusted EBITDA increased 26.1% to $72.0 million compared to $57.1 million in the prior year.

Acquisitions

In December 2016, the Company acquired ESWindows, the largest importer and reseller of Tecnoglass products in the United States for a total purchase price of $13.0 million. ESWindows further enhances the Company’s vertically integrated operations and allows for more efficient service to the Company’s rapidly expanding U.S. customer base.

After the quarter end, in March 2017 the Company acquired GM&P, a Florida-based commercial consulting, glazing and engineering company, specializing in windows and doors for commercial contractors. GM&P has many years of experience in the design and installation of various building enclosure systems, such as glass curtain and window walls. GM&P services projects of all sizes throughout the United States, mainly serving architects, general contractors and developers. As one of the Company´s largest clients, the acquisition of GM&P provides an attractive opportunity for Tecnoglass to continue its long-term strategy to vertically integrate and streamline its distribution logistics. In addition, GM&P gives Tecnoglass the ability to complete fabrication work internally in the U.S when economically advantageous, providing added operational diversification. The purchase price for the acquisition was $35 million. For the full year ended December 31, 2016, GM&P had revenue of approximately $137 million, which after giving effect to the elimination of inter-company revenues with Tecnoglass, would have contributed approximately $50 million of net revenue to the Company on a pro forma consolidated basis for that period.

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Dividend

In December 2016, the Company’s Board of Directors authorized the payment of the Company’s regular quarterly dividend of $0.125 per share for the fourth quarter 2016. The dividend was paid on February 1, 2017, to shareholders of record at the close of business on December 29, 2016, in the form of cash or ordinary shares, based on the option of shareholders.

Full Year 2017 Outlook

For the full year 2017, the company expects to continue its double-digit revenue growth based on improving commercial construction markets and additional market share gains in the U.S, Colombian and Latin American markets. In 2017, the Company anticipates revenues to grow to a range of $360 to $390 million, which it expects to be largely weighted towards the back half of the year, starting with a seasonally lower first quarter 2017. The Company expects Adjusted EBITDA to increase to a range of $82 million to $90 million, mainly as a result of higher revenues. The full year 2017 outlook includes the effect of fully consolidating ESWindows, along with the contribution of GM&P as of the March 1, 2017 acquisition date.

Conference Call

Management will host a conference call on Friday, March 10, 2017 at 9:00 a.m. eastern time (9:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. To participate by telephone, please dial:

●	(877) 705-6003 (Domestic)
●	(201) 493-6725 (International)

If you are unable to listen live, a replay of the conference call will be archived on the website. You may also access the conference call playback by dialing (877) 870-5176 (Domestic) or (858) 384-5517 (International) and entering pass code: 13655560 through June 30, 2017.

About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the #1 architectural glass transformation company in Latin America and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.3 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass supplies more than 800 customers in North, Central and South America, with the United States accounting for approximately 62% of revenues in 2016. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), Imbanaco Medical Center (Cali), Trump Plaza (Panama), Trump Tower (Miami), and The Woodlands (Houston). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

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Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Additionally, Tecnoglass’ financial information for 2016 remains subject to completion of the Company’s audit and other financial and accounting procedures as detailed in the Company’s reports with the Securities and Exchange Commission. These results may differ from the actual results that the Company reports following completion of such procedures. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo

Deputy CFO

305-503-9062

investorrelations@tecnoglass.com

1Adjusted EBITDA excludes the impact of warrants and earn-out shares and further excludes foreign exchange gains and losses related to the effect on foreign exchange rates on monetary balance sheet accounts, as reconciled in the table below.

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PART I - FINANCIAL INFORMATION

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31, 2016	December 31, 2015

ASSETS
Current assets:
Cash and cash equivalents	$26,918	$22,671
Investments	1,537	1,470
Trade accounts receivable, net	92,297	67,080
Unbilled receivables on uncompleted contracts	6,625	9,868
Due from related parties	10,995	10,186
Other assets	5,871	7,798
Inventories	55,092	48,741
Prepaid expenses	1,183	3,353
Total current assets	200,518	171,167

Long term assets:
Property, plant and equipment, net	170,797	135,974

Long term receivables from related parties	-	2,536
Goodwill	4,555	3,344
Intangible assets	1,330	1,330
Deferred income taxes	-	640
Other long term assets	7,312	6,420
Total long term assets	183,994	150,244
Total assets	$384,512	$321,411

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term debt and current portion of long-term debt	$2,651	$17,571
Trade accounts payable	42,546	38,981
Dividend Payable	3,486	-
Due to related parties	3,668	1,362
Taxes payable	6,627	18,277
Labor liabilities	1,410	918
Warrant liability	-	31,213
Earnout share liability	-	13,740
Current portion of customer advances on uncompleted contracts	7,780	11,841
Total current liabilities	68,168	133,903

Earnout share liability	-	20,414
Deferred income taxes	3,523	2,744
Customer advances on uncompleted contracts	2,310	4,404
Long-term debt	196,946	121,493
Total long term liabilities	202,779	149,055
Total liabilities	$270,947	$282,958

Commitments and contingencies

Shareholders' equity
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2016 and 2015	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 33,172,144 and 26,895,636 shares issued and outstanding at December 31, 2016 and 2015, respectively	3	3
Legal reserves	1,367	1,367
Additional paid capital	114,848	45,584
Retained earnings	26,547	22,028
Accumulated other comprehensive income (loss)	(28,880)	(31,169)
Total shareholders’ equity	113,565	37,813
Total liabilities and shareholders’ equity	$684,512	$321,411

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Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

	Three-months ended December 31,		Years ended December 31,
	2016	2015	2016	2015

Operating revenue:
Customers	$77,960	$60,975	$295,274	$232,297
Related Parties	2,315	5,296	9,742	9,942
Total Operating Revenue	80,275	66,271	305,016	242,239

Cost of sales	51,604	42,607	192,369	151,381
Gross profit	28,671	23,664	112,647	90,858

Operating expenses:
Selling	11,965	7,381	36,953	29,081
General and administration	7,623	5,830	27,846	22,186
Operating expenses	19,588	13,211	64,799	51,267
				-
Operating income	9,083	10,453	47,848	39,591
				-
Change in fair value of warrant liability	1,063	(3,440)	776	(24,901)
Change in fair value of earnout shares liability	270	(667)	4,674	(10,858)
Non-operating income, net	1,323	(376)	4,155	5,054
Foreign currency transaction gains (losses)	(1,555)	(1,450)	(1,387)	10,059
Interest expense	(4,677)	(2,765)	(16,814)	(9,274)
		-		-
Income before taxes	5,507	1,755	39,252	9,671

Income tax provision	2,579	3,764	16,072	20,691
Net (loss) income	$2,928	$(2,009)	$23,180	$(11,020)
				-
Comprehensive income:				-
Net (loss) income	$2,928	$(2,009)	$23,180	$(11,020)
Foreign currency translation adjustments	-	-	4,519	(19,738)
Total comprehensive (loss) income	$2,928	$(2,009)	$27,699	$(30,758)

Basic income per share	$0.09	$(0.07)	$0.79	$(0.42)

Diluted income per share	$0.09	$(0.07)	$0.77	$(0.42)

Basic weighted average common shares outstanding	31,086,243	27,405,175	29,231,054	26,454,469

Diluted weighted average common shares outstanding	32,108,257	30,907,253	30,253,068	29,956,547

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Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$23,180	$(11,020)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Provision for bad debts	4.686	1,477
Provision for obsolete inventory	238	(255)
Change in fair value of investments held for trading	(33)	10
Depreciation and amortization	15.522	12,464
Loss on disposition of assets	(4,674)	232
Change in value of derivative liability	(21)	(69)
Change in fair value of earnout share liability	(4.674)	10,858
Change in fair value of warrant liability	(776)	24,901
Director Stock compensation	300	-
Deferred income taxes	(247)	(119)
Changes in operating assets and liabilities, net of effects from acquisitions:
Trade Accounts Receivable	(25.979)	(29,394)
Deferred income taxes	-	-
Inventories	(4.305)	(29,185)
Prepaid expenses	799	(1,503)
Other assets	(6.425)	(12,203)
Trade accounts payable	1.574	15,423
Taxes payable	(2.299)	14,055
Labor liabilities	439	221
Related parties	2.259	295
Advances from customers	(25.979)	6,323
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(3,085)	2,511

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	24,486	1,913
Proceeds from sale of property and equipment	686	4,470
Purchase of investments	(26,975)	(877)
Acquisition of property and equipment	(22,906)	(14,901)
CASH USED IN INVESTING ACTIVITIES	(24,709)	(9,395)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	196,468	113,274
Proceeds from the exercise of unit purchase options	404	-
Dividend distribution	(741)	-
ESW LLC distributions prior to acquisition	(2,263)	(1,409)
Proceeds from the exercise of warrants	800	-
Repayments of debt and capital leases	(163,126)	(102,356)
CASH PROVIDED BY FINANCING ACTIVITIES	31,542	9,509

Effect of exchange rate changes on cash and cash equivalents	499	720

NET INCREASE IN CASH	4,247	3,345
CASH - Beginning of year	22,671	19,326
CASH - End of year	$26,918	$22,671

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Revenues by Region

(Amounts in thousands)

(unaudited)

	Three months ended December 31,
	2016	2015	% Change
Revenues by Region
United States	51,175	34,263	49.4%
Colombia	25,419	24,448	4.0%
Other Countries	3,681	7,560	(51.3)%
Total Revenues by Region	80,275	66,271	21.1%

	Twelve months ended December 31,
	2016	2015	% Change
Revenues by Region
United States	189,985	145,207	30.8%
Colombia	98,758	81,290	21.5%
Other Countries	16,273	15,742	3.4%
Total Revenues by Region	305,016	242,239	25.9%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(Amounts in thousands)

(unaudited)

The Company believes that Total Revenues with Foreign Currency Held Neutral non-GAAP performance measures, which management uses in managing and evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States.

	Three months ended December 31,
	2016	2015	% Change

Total Revenues with Foreign Currency Held Neutral	$79,902	$66,271	20.6%
Impact of changes in foreign currency	373	-	0.6%
Total Revenues, As Reported	$80,275	$66,271	21.1%

	Twelve months ended December 31,
	2016	2015	% Change

Total Revenues with Foreign Currency Held Neutral	$316,089	$242,239	30.5%
Impact of changes in foreign currency	(11,073)	-	(4.6)%
Total Revenues, As Reported	$305,016	$242,239	25.9%

Currency impacts on total revenues have been derived by translating current period revenues at the quarter-to-date 2016 average foreign currency rates for the period ending December 31, 2016, as applicable.

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Reconciliation of Adjusted EBITDA, Adjusted EBIT and Adjusted Net Income to Net Income

(In thousands, except share and per share data)

(unaudited)

Adjusted EBITDA, Adjusted EBIT and Adjusted Net Income are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA, Adjusted EBIT and Adjusted Net Income, in addition to operating profit, net income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA, Adjusted EBIT and Adjusted Net Income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

A reconciliation of Adjusted EBITDA, Adjusted EBIT and Adjusted Net Income to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended
	December 31, 2015	March 31, 2016	June 30, 2016	September 30,2016	December 31, 2016

Adjusted EBITDA	14,102	16,342	17,881	18,528	19,283
Depreciation	4,025	3,331	3,737	4,086	4,368
Adjusted EBIT	10,077	13,011	14,144	14,442	14,915
Interest Expense	2,765	3,124	4,242	4,771	4,677
FX Transaction (Gain)/ Loss	1,450	1,257	1,009	(2,434)	1,555
Tax Provision	3,764	3,643	3,815	6,035	2,579
One-Time Tax Provision Effect					1,149
Adjusted Net Income	2,098	4,987	5,078	6,070	4,955
One-Time Tax Provision Effect					(1,149)
One-Time Unbilled Receivable & AR Provision	-	-	-	-	4,509
Earn out Share	667	(3,704)	(3,330)	2,630	(270)
Warrant Liability	3,440	(5,911)	(6,687)	12,885	(1,063)
Net (Loss) Income	(2,009)	14,602	15,095	(9,445)	2,928

Diluted Adjusted Income (Loss) Per Share	0.08	0.16	0.16	0.21	0.15
Earnout Share	0.02	(0.12)	(0.10)	0.09	(0.01)
Warrant Liability	0.13	(0.19)	(0.21)	0.44	(0.03)
Diluted Income (Loss) Per Share	(0.07)	0.48	0.48	(0.32)	0.09

Diluted Weighted Average Common Shares Outstanding	27,405	30,335	31,752	29,319	32,108

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	Twelve months ended
	December 31, 2015	December 31, 2016

Adjusted EBITDA	57,109	72,034
Depreciation	12,464	15,522
Adjusted EBIT	44,645	56,512
Interest Expense	9,274	16,814
FX Transaction (Gain)/ Loss	(10,059)	1,387
Tax Provision	20,691	16,072
One-Time Tax Provision Effect		1,149
Adjusted Net Income	24,739	21,090
One-Time Tax Provision Effect		(1,149)
One-Time Unbilled Receivable & AR Provision	-	4,509
Earn out Share	10,858	(4,674)
Warrant Liability	24,901	(776)
Net (Loss) Income	(11,020)	23,180

Diluted Adjusted Income (Loss) Per Share	0.94	0.70
Earnout Share	0.41	(0.15)
Warrant Liability	0.94	(0.03)
Diluted Income (Loss) Per Share	(0.42)	0.77

Diluted Weighted Average Common Shares Outstanding	26,454	30,253

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